SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

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[  ]            Preliminary Proxy Statement
[  ]            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]            Definitive Proxy Statement
[  ]            Definitive Additional Materials
[X]            Soliciting Material under Rule 14a-12

HOMESTREET, INC.
(Name of Registrant as Specified in its Charter)

Blue Lion Opportunity Master Fund, L.P.
Roaring Blue Lion, LLC
Roaring Blue Lion Capital Management, L.P.
BLOF II, LP
Blue Lion Capital Master Fund, L.P.
Charles W. Griege, Jr.
Ronald K. Tanemura
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[  ]            Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Blue Lion / HomeStreet, Inc.

A copy of a press release, dated April 24, 2018, is being filed herewith as Exhibit 99.1.

Important Information

This filing is not a solicitation of a proxy from any security holder of HomeStreet, Inc. (the “Company” or “HomeStreet”).  Blue Lion Opportunity Master Fund, L.P. and the other participants identified below (“BLC”) have filed a preliminary proxy statement and proxy card with the Securities and Exchange Commission (“SEC”), as BLC intends to solicit shareholders of the Company to vote “AGAINST” the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote “AGAINST” the approval on an advisory (non-binding) basis of the compensation of the Company’s named executive officers, at the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”).  Blue Lion Opportunity Master Fund, L.P. will file a definitive proxy statement, proxy card and related proxy materials with the SEC.  Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about BLC, the proposals being voted on at the Annual Meeting, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed with the SEC by BLC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed with the SEC by BLC may also be obtained free of charge from BLC, upon request.

Participants in Solicitation

The following persons may be deemed to be participants in the planned solicitation from the Company’s shareholders of proxies to vote “AGAINST” the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote “AGAINST” the approval on an advisory (non-binding) basis of the compensation of the Company’s named executive officers (the “Participants”): Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the Participants and their interests may be found in the preliminary proxy statement the Participants filed with the SEC on April 13, 2018, which is incorporated herein by reference.

[The exhibit to this filing on Schedule 14A follow this cover page.]

Exhibit 99.1

Blue Lion Capital Expresses Disappointment with HomeStreet's First Quarter Results

Recommends shareholders vote AGAINST incumbent directors Scott Boggs and Douglas Smith at 2018 Annual Meeting

DALLAS, April 24, 2018 /PRNewswire/ -- Blue Lion Capital ("Blue Lion") and its affiliates are the beneficial owners of 6% of the stock of HomeStreet, Inc. (Nasdaq: HMST) ("HomeStreet").  HomeStreet reported earnings for the First Quarter last night that were far below consensus estimates and the Company's guidance.

For the sixth quarter in a row, HomeStreet has missed the Company's own guidance.

After HomeStreet's Fourth Quarter 2017 earnings call on January 24, 2018, the consensus earnings estimate for First Quarter 2018, based on the Company's specific guidance was $0.50 per share.  Yesterday, HomeStreet reported just $0.22 of EPS!

For more than six months, Blue Lion has been attempting to convince HomeStreet's management and Board that it's Commercial Bank needed to be restructured. The First Quarter earnings bore out Blue Lion's thesis. The Company's Commercial Bank earnings were lower than expectations principally because it has lower asset yields and higher deposit costs than peers. The Commercial Bank was also hurt by excessive expenses with a remarkably high efficiency ratio of 72.9%, which is 1300 to 2100 basis points higher than peers.  The Commercial Bank accelerated CRE loan sales during the Fourth Quarter 2017, so the Commercial Bank was unable to report sufficient gain on sale proceeds in the First Quarter to offset its poor fundamental performance.

HomeStreet's Mortgage Segment lost money for the third consecutive quarter and fourth in the past five quarters.  The Company missed every element of their three-month old guidance for the Mortgage Segment:  loan origination volume, gain-on-sale margins and efficiency ratio.  Further, the loss in the Mortgage Segment would have been much worse without a significant, theoretical mark-to-model increase in the value of HomeStreet's single family mortgage servicing rights ("MSR"). The fair value of the MSR is now $294 million, more than 35% of the Company's market cap.

Yesterday HomeStreet also announced a belated and miniature $12 million annualized cost reduction plan. That plan barely moves the needle. HomeStreet would need to reduce the annualized expenses in its Commercial Bank alone by at least $25 million to bring its efficiency ratio in line with peers. Further, the Mortgage Segment just lost $5.8 million in the first quarter even with the theoretical mark-to-model gain.

HomeStreet's continued failures and the Board's ineffective responses clearly demonstrate the need for change at the Company.

Blue Lion believes there are many ways for HomeStreet to create significant value for shareholders. This can be achieved by: (1) monetizing the single family mortgage serving rights and using the proceeds to repurchase stock; (2) restructuring the mortgage origination business by reducing loan originations and targeting an improved efficiency ratio; (3) restructuring the commercial banking business by reducing expenses; (4) realigning executive compensation programs to de-emphasize production volume and focus on profitability; and (5) instituting better corporate governance, including eliminating the staggered Board and separating the Chairman and CEO roles. None of this will happen without change on the Board.

Blue Lion intends to solicit HomeStreet shareholders to vote AGAINST the re-election of long-standing incumbent directors Scott Boggs and Douglas Smith at the 2018 Annual Meeting. Blue Lion encourages shareholders to review Blue Lion's proxy materials, which will be available shortly.

Important Information
This filing is not a solicitation of a proxy from any security holder of HomeStreet, Inc. (the "Company" or "HomeStreet").  Blue Lion Opportunity Master Fund, L.P. and the other participants identified below ("BLC") have filed a preliminary proxy statement and proxy card with the Securities and Exchange Commission ("SEC"), as BLC intends to solicit shareholders of the Company to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of the Company's named executive officers, at the Company's 2018 Annual Meeting of Shareholders (the "Annual Meeting").  Blue Lion Opportunity Master Fund, L.P. will file a definitive proxy statement, proxy card and related proxy materials with the SEC.  Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about BLC, the proposals being voted on at the Annual Meeting, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed with the SEC by BLC at the SEC's web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed with the SEC by BLC may also be obtained free of charge from BLC, upon request.

Participants in Solicitation
The following persons may be deemed to be participants in the planned solicitation from the Company's shareholders of proxies to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of the Company's named executive officers (the "Participants"): Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock.  Information regarding the Participants and their interests may be found in the preliminary proxy statement the Participants filed with the SEC on April 13, 2018, which is incorporated herein by reference.

CONTACT: Justin Hughes, Roaring Blue Lion Capital Management, L.P., (214) 855-2430